Buenos Aires, July 3rd, 2020.

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS S.A.

Ref.:      Relevant Event. Report on Repurchase of Shares.

Dear Sirs,

I am writing to you, in my capacity as Head of Market Relations of Pampa Energía S.A. (the “Company”), in order to inform the shares acquired in the process to repurchase its own shares, in addition of the Relevant Events published on July 1st and 2nd, 2020, in accordance with art. 64 of Law 26.831, the National Securities Commission (“Comisión Nacional de Valores”) regulations and the terms and conditions approved by the Board of Directors on its meetings held on April 13th and June 25th, 2020, as informed to the market on the Relevant Event dated on that same days.

To this regard the Company has acquired, on the date hereof, 309.534 shares in the amount and at a price per share that is described below:

Date of Acquisition	Amount of shares	Price	Total Amount
07-03-20	309,534	AR$ 46.94500	AR$ 14,531,074

Sincerely,

________________________________

Victoria Hitce

Head of Market Relations